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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 11, 2001


                                 IFX Corporation
                                 ---------------
             (Exact name of Registrant as Specified in Its Charter)

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

           Delaware                                 0-15187                            36-3399452
           --------                                 -------                            ----------
(State or Other Jurisdiction of            (Commission file number)                 (I.R.S. Employer
Incorporation or Organization)                                                     Identification No.)
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                                 IFX Corporation
                              15050 NW 79/th/ Court
                           Miami Lakes, Florida 33016
                          -----------------------------

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 (305) 512-1100
                                ----------------

              (Registrant's Telephone Number, Including Area Code)

                          707 Skokie Blvd., 5/th/ Floor
                           Northbrook, Illinois 60062

        ----------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

Pursuant to a Stock Purchase Agreement dated as of October 11, 2001, UBS Capital Americas III, L.P. and UBS Capital LLC (collectively, the "Purchasers") agreed to invest an additional $7 million of cash and surrender 1.5 million shares of the Registrant's Common Stock currently held by the Purchasers in exchange for approximately 3.8 million shares of newly issued Series C Preferred Stock of the Registrant. Each share of Series C Preferred Stock will initially be convertible into one share of Common Stock. The Series C Preferred Stock carries a liquidation preference such that, upon a bankruptcy, liquidation, dissolution or unwinding of the Registrant, each holder of Series C Preferred Stock will be entitled to receive $3.00 per share plus 10% of such amount per annum from the date of issuance (the "Stated Preference") and will also participate with the holders of Common Stock after the Purchasers receive their liquidation preference and accrued dividends, provided that the maximum amount which can be received with respect to the Series C Preferred Stock after taking into account the participation feature is limited to 3-1/2 times the Stated Preference.

The Purchasers' investment in Registrant is expected to close promptly following Registrant's annual meeting (which is expected to occur on or before December 10, 2001) and the completion of other customary closing conditions. The Purchasers and certain other shareholders of Registrant (together constituting holders of a majority of the outstanding voting shares) have entered into a Voting Agreement obligating them to vote in favor of this transaction. This investment will cause the conversion ratio of the approximately 2 million shares of Series A Preferred Stock held by the Purchasers to be adjusted so that each share of Series A Preferred Stock will be convertible into approximately 4.1 shares of Common Stock, rather than 3.52 shares of Common Stock as currently provided. This investment will also cause the conversion ratio of the approximately 4.4 million shares of Series B Preferred Stock held by the Purchasers to be adjusted so that each share of Series B Preferred Stock will be convertible into approximately 1.167 shares of Common Stock, rather than one share of Common Stock as originally provided. The terms of both the Series A and B preferred shares will be amended to add the same limited participation feature as in the Series C Preferred Stock. As part of this transaction, Registrant will also provide the Purchasers with the ability to exchange their equity investment in Tutopia.com, Inc. (in which Registrant holds a minority investment) for additional shares of Registrant preferred stock within one year of closing. After the purchase of the Series C Preferred Stock, the Purchasers will own approximately 57% of the shares of Registrant (assuming conversion of all Registrant convertible preferred stock into Common Stock) and will be entitled to appoint a majority of the Registrant's Board of Directors. After the close of this investment, Registrant would have approximately 30 million shares of Common Stock outstanding if all of Registrant's convertible preferred stock were converted into Common Stock.

As a result of the transaction, the Registrant anticipates increasing the number of shares of Common Stock authorized from 50 million to 60 million and increasing the number of shares of preferred stock authorized from 10 million to 20 million.

The Purchasers have advanced $1,000,000 to the Registrant prior to the closing of the transaction and may, but are not required to, make additional advances prior to the closing. At closing, the outstanding principal will be applied to the Series C Preferred Stock purchase price and the outstanding interest will be applied to purchase additional shares of the Series C Preferred Stock at a price of $3.00 per share.

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ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

     Exhibit Number      Description of Exhibit
     --------------      ----------------------
         9.1             Voting Agreement dated as of October 11, 2001, among
                         Registrant, Michael Shalom, Joel Eidelstein, UBS
                         Capital Americas III, L.P., UBS Capital LLC,
                         International Technology Investments, LC, and Lee S.
                         Casty
         10.1            Series C Convertible Preferred Stock Purchase Agreement
                         dated as of October 11, 2001, among the Registrant, UBS
                         Capital Americas III, L.P. and UBS Capital LLC
         10.2            Promissory Note dated October 11, 2001 from the
                         Registrant to UBS Capital LLC in the amount of $50,000
         10.3            Promissory Note dated October 11, 2001 from the
                         Registrant to UBS Capital Americas III, L.P. in the amount of $950,000
         99.1            Press Release dated October 15, 2001

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           IFX Corporation



           By:   /s/ Joel Eidelstein
              ----------------------
               Joel Eidelstein,
               President

Date: October 22, 2001


                                 IFX CORPORATION


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                                  EXHIBIT INDEX


Exhibit Number      Description of Exhibit
     9.1 Voting Agreement dated as of October 11, 2001, among Registrant, Michael Shalom, Joel Eidelstein, UBS Capital Americas III, L.P., UBS Capital LLC, International Technology Investments, LC, and Lee S. Casty
     10.1 Series C Convertible Preferred Stock Purchase Agreement dated as of October 11, 2001, among the Registrant, UBS Capital Americas III, L.P. and UBS Capital LLC
     10.2 Promissory Note dated October 11, 2001 from the Registrant to UBS Capital LLC in the amount of $50,000
     10.3 Promissory Note dated October 11, 2001 from the Registrant to UBS Capital Americas III, L.P. in the amount of $950,000
     99.1                Press Release dated October 15, 2001